Exhibit 10.21

INTERCOMPANY NOTE

Amount: $520,377,361.00

May 29, 2018

IN CONSIDERATION for the redemption of 208,089 shares of common stock of Unimin Corporation (the Payor) held by SCR-Sibelco NV (the Payee) pursuant to that certain Redemption Agreement dated as of the date hereof, and subject to the terms and conditions set forth in this Intercompany Note (Note), the Payor, hereby unconditionally promises to pay to the order of the Payee, in lawful money of the United States of America in immediately available funds, at such location as the Payee shall designate in writing, $520,377,361.00 on June 1, 2018. The Payor further agrees to pay interest to the Payee on the unpaid principal amount hereof from June 13, 2018 at a rate per annum equal to 2.18%, and thereafter, until payment in full of the principal amount hereof (whether before or after judgment).

Upon the commencement by or against the Payor of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor or its debts, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

The Payee is hereby authorized to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

The Payor hereby waives diligence, presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without counterclaim of any kind.

This Note shall be binding upon the Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of the Payee and its successors and assigns, including subsequent holders hereof. The Payor’s obligations under this Note may not be assigned without the prior written consent of the Payee.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first above written.

UNIMIN CORPORATION as Payor

By	/s/ Campbell Jones
Name:	Campbell Jones
Title:	President and Chief Executive Officer

SCR-SIBELCO NV as Payee

By	/s/ Kurt Decat
Name:	Kurt Decat
Title:	Member of Executive Committee

SCR-SIBELCO NV as Payee

By	/s/ Laurence Boens
Name:	Laurence Boens
Title:	Member of Executive Committee

Signature Page to Intercompany Note